EXHBIT 10.1

ELECTRO RENT CORPORATION

STOCK UNIT AWARD AGREEMENT

"Grantee": [NAME]

"Grant Date": July 16, 2009

Number of Units Covered: [NUMBER]

Grant of Units. As an employee of Electro Rent Corporation ("Electro Rent"), you have been granted an award (your "Award") of the number of stock units set forth above (each a "Unit") upon and subject to the restrictions, terms and conditions set forth in Electro Rent's 2005 Equity Incentive Plan (the "Plan"), this letter and the attached Terms and Conditions (the "Terms") (capitalized terms not otherwise defined will be as defined in the Plan).

Vesting of Units. One third (1/3) of the Units will vest on each of July 16, 2010, July 16, 2011 and July 16, 2012 to the extent that a Termination of Employment for you has not occurred before the relevant vesting date. In addition, all Units not otherwise vested will be vested in full if a Change of Control, your death or your Disability occurs before a Termination of Employment for you.

Issuance of Shares. Your Award represents the right to receive, and you will become the owner of, one Share for each vested Unit as of the first to occur (the "Issuance Date") of (a) January 1, 2015; (b) a Change of Control; or (c) the date of your Termination of Employment. Any Units not vested on or before the Issuance Date will be forfeited and be of no further force or effect.

Dividends. Subject to applicable withholding obligations, Electro Rent will pay to you an amount per vested Unit equal to the amount of cash dividends paid per share of Common Stock since the Grant Date within ten (10) days after that vesting. No payment will be made with respect to Units which never vest, or for dividends where the record date for the dividend is before the Grant Date or on or after the Issuance Date.

Please review the Plan and the Terms carefully, as they control your rights under your Award. Then sign (and if you are married, have your spouse sign) one copy of this letter and return it to Craig Jones. If you have any questions, please call him.

Very truly yours,

Electro Rent Corporation

By:__________________________

Its:_________________________

I hereby accept this Award and have reviewed the Plan and the Terms. I understand that I will not receive anything for Units under certain circumstances, including my Termination of Employment before they vest. I further understand that I may not transfer my Award except under circumstances described in this Award and the Plan.

_____________________________

"Grantee"

I agree to be bound by all of the terms and conditions of the Award, including those set forth in the Plan and the Terms.

Grantee's Spouse

_____________________________

Name:________________________

Please read carefully the summary of certain tax information below, and discuss it with your tax advisor. You have only 30 days from the Grant Date to make an election under IRC Section 83(b). If you want to make an election under IRC Section 83(b), you are responsible for preparing and filing the election.

TERMS AND CONDITIONS

These Terms and Conditions are attached to a letter (the "Award Letter") from Electro Rent Corporation ("Electro Rent") granting an Award to you, and are intended to govern that Award. All capitalized terms not specifically defined in these Terms and Conditions have the meanings set forth in the Award Letter or the Plan.

1. Issuance of Certificate. Electro Rent will issue to you (or following your death, your estate) a certificate of any Shares due under this Award promptly after the Issuance Date. No consideration will be due for the issuance of Shares hereunder, although you will be responsible for any withholding taxes. Electro Rent shall not be required to issue fractional shares of Common Stock upon settlement of this Award. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a cash dividend, the number and class of securities subject to the Award shall be appropriately adjusted by the Compensation Committee (the "Committee"). The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

2. Restriction on Transfer; Voting Rights. This Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered either voluntarily or by operation of law except (i) by will or the laws of descent and distribution or (ii) to your designated beneficiary to the extent permitted by the Committee. If there is any other attempt to transfer this Award or any other right or privilege granted hereby, this transfer shall be null and void and be of no force or effect.

3. Shares to be Issued in Compliance with Applicable Laws and Exchange Rules. By accepting the Award, you represent and agree that none of the Units are being acquired with a view to any sale, transfer or distribution in violation of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, any applicable state "blue sky" laws or any applicable foreign laws. If required by the Committee, you shall furnish evidence satisfactory to Electro Rent to such effect (including a written representation and an indemnification of Electro Rent in the event of any violation of any applicable laws).

4. Withholding of Taxes. Upon request by Electro Rent, the person entitled to the Shares shall pay Electro Rent the amount of any taxes which Electro Rent is required to withhold, including (if applicable) payment as of the time of any applicable election under Section 83(b) of the Code. If you shall fail to make any such payment when requested Electro Rent may, in its discretion, refuse to issue the certificate for the Shares, deduct any such payment from any amount then or thereafter payable by Electro Rent or a Subsidiary or pursue any available remedy available to it.

5. Participation in Other Company Plans. The grant of this Award will not affect any right you might otherwise have to participate in and receive benefits under the then current provisions of any pension, insurance, or profit sharing program of Electro Rent or its subsidiaries.

6. Not an Employment or Service Contract. Nothing in this Award is to be construed as an agreement, express or implied, by Electro Rent or its subsidiaries to employ you or contract for your services, nor will it restrict Electro Rent's or any subsidiary's right to discharge you or cease contracting for your services or to modify, extend or otherwise affect in any manner whatsoever, the terms of any employment agreement or contract for services which may exist between you and Electro Rent or its subsidiaries.

7. Tax Effect of Payments. In the event that it is determined that any Shares or payment under this Award would subject any payments to the excise tax imposed by Section 4999 or Section 409A of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then this Award shall be interpreted and modified by the Committee to provide as near as possible the same economic benefit to you hereunder but without triggering any Excise Tax, and any clause which the Committee determines would otherwise trigger such a tax will be null and void.

8. Agreement Subject to Plan. This Award is subject to, and Electro Rent and you agree to be bound by, all of the terms and conditions of the Plan, as it may be amended from time to time in accordance with its terms. No future amendment to the Plan will adversely affect your rights under this Award in a material manner without your prior written consent.

9. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan, the Award Letter and these Terms constitute our entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Electro Rent and you with respect to the subject matter hereof. In the event of any conflict with the Plan, the Plan shall control. The interpretation, performance and enforcement of this Agreement shall be governed by the internal substantive laws of the State of California, without regard to the conflict of laws provisions of that or any other State. The Award can only be amended in a writing executed by a duly authorized Executive Officer of Electro Rent.

TAX MATTERS FOR US CITIZENS

The following is a summary of some current tax consequences of this Award:

If you decide NOT to make an "83(b) Election"

Electro Rent will report compensation for you-and the related taxes will be due-as of the Issuance Date based on market price of those Shares at that time (which could be more or less than the price on the Grant Date). As a result, you will have to write Electro Rent a check for any withholding tax, including without limitation, federal income, state income, Medicare and social security, based upon the tax rates at the time. If you are not an employee, you must pay the tax through estimated taxes or other means. Because of this out-of-pocket cash obligation, you may find it necessary to sell sufficient shares to cover this obligation (or request that Electro Rent withhold sufficient shares from the total Shares vested). Sale of shares or withholding of shares to cover the tax obligation is subject to Electro Rent's blackout policy. Our Chief Financial Officer should be consulted with respect to these restrictions. It is possible to commit to sell or have Electro Rent withhold the necessary shares in advance to avoid blackout restrictions that may otherwise exist on the Issuance Date.

If you decide to make an "83(b) Election"

Electro Rent will report compensation for you-and the related taxes will be due-as of the Grant Date based on the value at that time, even if the Shares involved never vest (although you may have a capital loss). Because of this acceleration of the taxable event, there should not be any tax incurred on the Issuance Date. One consequence of this election is your out-of-pocket cash obligation is triggered without the ability to sell or have Electro Rent withhold the Shares to fund the obligation (since the Shares are not vested).

The 83(b) election is made with the Internal Revenue Service and is due thirty (30) days from the Grant Date of your Award. The election may be made for part or all of your Units.

We recommend that you consult with your own tax advisor regarding the advantages and disadvantages of making this election. IF YOU WANT TO MAKE THIS ELECTION, IT IS YOUR RESPONSIBILITY TO PREPARE AND FILE THE PROPER DOCUMENTATION WITH THE I.R.S.

Payments on Account of Dividends:

Payments made to you on account of dividends declared before the Issuance Date should be taxable as ordinary income.

Please note that this is a very brief summary of some current tax effects of the Award. It is not intended to be tax advice to you and is not a complete discussion of all of the possible tax consequences to you related to your restricted stock. It also does not address state, local, or non-United States tax implications. Moreover, the tax consequences of this Award could change. You should discuss your tax situation with your tax advisor rather than just relying on this summary.